As filed with the United States Securities and Exchange Commission on July 11, 2024.

Registration No. 333-145032

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION
STATEMENT NO. 333-145032

UNDER THE SECURITIES ACT OF 1933

FNCB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2900790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 E. Drinker St.
Dunmore, Pennsylvania 18512

(Address of principal executive offices)

Craig W. Best

Chief Executive Officer

Peoples Financial Services Corp.

150 N. Washington Avenue
Scranton, Pennsylvania 18503-1848
(Name, address, including zip code, and telephone number, including area code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-145032) (the “Registration Statement”) previously filed by FNCB Bancorp, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on August 1, 2007, as amended by Post-Effective Amendment No. 1 to Form S-3, previously filed by the Registrant with the SEC on July 16, 2009, and Post-Effective Amendment No. 2 to Form S-3, previously filed by the Registrant with the SEC on May 13, 2016, to register an aggregate of 1,850,000 shares of common stock, par value $1.25 per share, of Registrant under a dividend reinvestment plan.

Effective July 1, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of September 27, 2023, by and between Peoples Financial Services Corp., a Pennsylvania corporation (“Peoples”), and the Registrant, the Registrant merged with and into Peoples (the “Merger”), with Peoples continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, Peoples, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities and interests pursuant to the Registration Statement and deregisters any and all securities and interests registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to FNCB Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania, on this 11th day of July, 2024.

PEOPLES FINANCIAL SERVICES CORP., a Pennsylvania corporation As successor by merger to FNCB Bancorp, Inc., a Pennsylvania corporation

By:	/s/ Craig W. Best
Name: Craig W. Best
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.